Exhibit 99.8

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The unaudited pro forma combined financial information (the “pro forma financial information”) combine the historical consolidated financial statements of Chemical Specialists and Development, Inc. (“CSD”), ST Laboratories Group, LLC (“ST Laboratories”), STX Freight Company (“STX Freight”) and Nexeo Solutions Holdings, LLC (“Holdings” and, together with Nexeo Solutions, LLC (“Solutions”), the “Company”), giving effect to the transaction completed on December 2, 2013, by which Nexeo Solutions Sub Holding Corp. (“Sub Holding”) acquired all issued and outstanding interests in CSD for an aggregate purchase price of approximately $96.4 million (subject to a final estimated net working capital adjustment), which included the purchase by Solutions of substantially all the assets of STX Freight and ST Laboratories (the “CSD-Related Businesses”) (collectively the “CSD Acquisition”). The CSD Acquisition was financed with $10.0 million of cash on hand and approximately $87.0 million of borrowings under the Company’s asset-based revolving credit facility. The CSD Acquisition was effective December 1, 2013. The unaudited pro forma combined statement of operations for the fiscal year ended September 30, 2013 combine the historical consolidated statement of operations of CSD and CSD-Related Businesses and the historical consolidated statement of operations of the Company, giving effect to the CSD Acquisition as if it had been consummated on October 1, 2012, the beginning of the Company’s fiscal year. The unaudited pro forma combined balance sheet combines the historical consolidated balance sheet of CSD and CSD-Related Businesses and the historical consolidated balance sheet of the Company as of September 30, 2013, giving effect to the CSD Acquisition as if it had been consummated on September 30, 2013. The historical consolidated financial statements of CSD and CSD-Related Businesses have been adjusted to reflect certain reclassifications and other adjustments in order to conform to the Company’s financial statement presentation and accounting policies.

The pro forma financial information has been prepared using the acquisition method of accounting in accordance with U.S. generally accepted accounting principles (“US GAAP”) with the Company as the acquirer. Under the acquisition method of accounting, the purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair market values as of the acquisition date with any excess purchase price allocated to goodwill.

The Company has not completed the detailed valuation studies necessary to arrive at the required estimates of the fair value of the assets acquired and the liabilities assumed and the related allocations of the purchase price. As a result, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analyses are performed. The pro forma adjustments have been made solely for the purpose of providing the pro forma financial information presented below. The Company has estimated the fair value of assets acquired and liabilities assumed based on discussions with former members of CSD’s management, preliminary valuation studies, due diligence and information presented in the financial statements and accounting records of CSD, ST Laboratories and STX Freight. The valuation will be finalized as soon as practicable within the required measurement period, but in no event later than one year following completion of the CSD Acquisition. Any increases or decreases in the fair value of these assets and liabilities upon completion of the final valuations will result in adjustments to the pro forma balance sheet and/or statement of operations. The final purchase price allocation may be different than that reflected in the pro forma purchase price allocation presented herein, and this difference may be material.

Assumptions and estimates underlying the unaudited adjustments to the pro forma combined financial information (the “pro forma adjustments”) are described in the accompanying notes. The historical consolidated financial statements have been adjusted in the pro forma combined financial statements to give effect to pro forma events that are: (1) directly attributable to the CSD Acquisition; (2) factually supportable; and (3) with respect to the pro forma statement of operations, expected to have a continuing impact on the combined results of the Company following the CSD Acquisition. The pro forma financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the CSD Acquisition occurred on the dates indicated. Further, the pro forma financial information does not purport to project the future operating results or financial position of the Company following the CSD Acquisition.

The pro forma financial information, although helpful in illustrating the financial characteristics of the Company under one set of assumptions, does not reflect the benefits of expected cost savings (or associated costs to achieve such savings), opportunities to earn additional revenue, or other factors that may result as a consequence of the CSD Acquisition and, accordingly, does not attempt to predict or suggest future results. Specifically, the unaudited pro forma combined statement of operations excludes projected operating efficiencies and synergies expected to be achieved as a result of the CSD Acquisition. The pro forma financial information also excludes the effects of costs associated with any restructuring or integration activities or asset dispositions resulting from the CSD Acquisition, as they are currently not known, and to the extent they occur, are expected to be non-recurring and were not incurred as of the closing date of the CSD Acquisition. However, such costs could affect the combined company following the mergers in the period the costs are incurred or recorded.

The pro forma financial information has been developed from and should be read in conjunction with:

•                  the accompanying notes to the pro forma financial information;

•                  the historical consolidated financial statements of the Company as of and for the fiscal year ended September 30, 2013, included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013;

•                  the consolidated financial statements of CSD as of and for the fiscal years ended January 31, 2013 and 2012;

•                  the consolidated financial statements of CSD as of and for the fiscal years ended January 31, 2012 and 2011;

•                  the financial statements of ST Laboratories as of and for the years ended December 31, 2012, 2011 and 2010

•                  the financial statements of STX Freight as of and for the years ended December 31, 2012, 2011 and 2010;

•                  the unaudited consolidated financial statements of CSD as of September 30, 2013 and for the eight months ended September 30, 2013 and 2012;

•                  the unaudited financial statements of ST Laboratories as of September 30, 2013 and for the nine months ended September 30, 2013 and 2012; and

•                  the unaudited financial statements of STX Freight as of September 30, 2013 and for the nine months ended September 30, 2013 and 2012.

Nexeo Solutions Holdings, LLC

Unaudited Pro Forma Combined Statement of Operations

For the Year Ended September 30, 2013

(dollars in thousands)

	Historical Statement of Operations Information		Pro Forma
	Nexeo Solutions Holdings, LLC	CSD Acquisition (Note 2)	Adjustments	Note (3)	Combined
Sales and operating revenues	$4,400,073	$201,869	$(1,448)	(a)	$4,600,494
Cost of sales and operating expenses	4,013,061	175,483	(1,448)	(a)
			1,199	(b)	4,188,295
Gross Profit	387,012	26,386	(1,199)		412,199
Selling, general & administrative costs	308,917	20,739	(8,694)	(c)
			5,423	(d)	326,385
Transaction related costs	7,368	346	(2,206)	(e)	5,508
Operating income	70,727	5,301	4,278		80,306

Other income	1,689	143	—		1,832
Interest income	514	—	—		514
Interest expense	(58,205)	(391)	(1,350)	(f)	(59,946)
Income before income taxes	14,725	5,053	2,928		22,706
Income tax expense	5,583	2,013	(1,969)	(g)	5,627
Net Income	9,142	3,040	4,897		17,079
Less: net income attributable to noncontrolling interest	(1,681)	—	—		(1,681)
Net Income Attributable to the Combined Operations	$7,461	$3,040	$4,897		$15,398

Nexeo Solutions Holdings, LLC

Unaudited Pro Forma Combined Balance Sheet

As of September 30, 2013

(dollars in thousands)

	Historical Balance Sheet Information		Pro Forma
	Nexeo Solutions Holdings, LLC	CSD Acquisition	Adjustments	Note 3	Combined
Cash and cash equivalents	$74,621	$127	$(10,127)	(h)	$64,621
Accounts & notes receivable, net	601,369	25,375	(290)	(i)	626,454
Inventories	370,874	9,323	1,396	(j)	381,593
Deferred income taxes	1,240	—	—		1,240
Other current assets	30,476	1,852	—		32,328
Total current assets	1,078,580	36,677	(9,021)		1,106,236

Property, plant and equipment, net	201,043	10,241	4,373	(k)	215,657
Goodwill	220,746	509	(509)	(l)
			17,306	(m)	238,052
Other intangible assets, net of amortization	68,423	368	45,832	(n)	114,623
Non-current deferred income taxes	640	—	—		640
Other non-current assets	30,360	24	—		30,384
Total non-current assets	521,212	11,142	67,002		599,356
Total assets	$1,599,792	$47,819	$57,981		$1,705,592

Short-term borrowings, current portion of long-term debt and capital lease obligations	$57,040	$15,540	$(15,540)	(o)	$57,040
Accounts payable	403,386	15,208	(290)	(i)	418,304
Accrued expenses and other liabilities	46,719	4,504	4,929	(p)	56,152
Income taxes payable	4,181	—	—		4,181
Total current liabilities	511,326	35,252	(10,901)		535,677

Long-term debt	654,304	1,836	(1,836)	(o)
			86,378	(o)	740,682
Non-current deferred income taxes	3,446	—	—		3,446
Employee benefit obligations	1,995	—	—		1,995
Other non-current liabilities	7,419	—	—		7,419
Total non-current liabilities	667,164	1,836	84,542		753,542
Total liabilities	1,178,490	37,088	73,641		1,289,219

Redeemable noncontrolling interest	60,382	—	—		60,382

Common stock	—	30	(30)	(q)	—
APIC	—	418	(418)	(q)	—
Treasury stock	—	(663)	663	(q)	—
Series A membership interest	490,729	—	—		490,729
Series B membership interest	3,039	—	—		3,039
Retained earnings (accumulated deficit)	(122,464)	10,946	(10,946)	(q)(o)
			(4,929)	(p)	(127,393)
Accumulated other comprehensive loss	(10,384)	—	—		(10,384)
Total members’ equity	360,920	10,731	(15,660)		355,991
Total liabilities & equity	$1,599,792	$47,819	$57,981		$1,705,592

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

(dollars in thousands)

1. Basis of Pro Forma Presentation

Overview

Effective December 1, 2013, Sub Holding acquired 100% of the outstanding shares of CSD, a chemical distribution company and provider of specialty chemicals headquartered in Conroe, Texas and Solutions acquired substantially all of the assets of STX Freight and ST Laboratories (CSD-Related Businesses), for an aggregate purchase price of approximately $96,378 in cash, of which $11,000 was placed in escrow. Of this amount, $1,000 relates to the settlement of the final net working capital adjustment expected no later than 120 days following the close of the transaction. The remaining balance of $10,000 may remain in escrow for a period of up to three years and relates to certain indemnification obligations under the purchase agreement. The acquisition was financed with cash on hand and borrowings under the Company’s asset-based revolving credit facility.

The pro forma financial information has been prepared using the acquisition method of accounting under US GAAP. Accordingly, under acquisition accounting, the total purchase price is allocated to the acquired tangible and identifiable intangible assets and liabilities assumed based on their respective fair values, as further described below.

To the extent identified, certain reclassifications and other adjustments have been reflected in the pro forma adjustments to conform the financial statement presentation and accounting policies of CSD, ST Laboratories and STX Freight to that of the Company, as described in Note 2. However, the pro forma financial information may not necessarily reflect all adjustments necessary to conform the accounting policies of CSD, ST Laboratories and STX Freight to those of the Company due to limitations on the availability of information as of the date of this pro forma financial information.

The pro forma adjustments represent management’s estimates based on information available as of the date of this pro forma financial information and are subject to change as additional information becomes available and additional analyses are performed. The pro forma financial information does not reflect the impact of possible revenue or earnings enhancements, cost savings from operating efficiencies or synergies, or asset dispositions. Also, the pro forma financial information does not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the mergers that are not expected to have a continuing impact. Further, one-time transaction-related expenses incurred prior to, or concurrent with, the closing of the mergers are not included in the pro forma combined statement of operations. However, the impact of such transaction expenses are reflected in the pro forma combined balance sheet as decreases to retained earnings and cash.

The pro forma combined statement of operations for the fiscal year ended September 30, 2013 combines the historical consolidated statement of operations of the Company and the historical consolidated statement of operations of CSD and CSD-Related Businesses giving effect to the CSD Acquisition as if it had been consummated on October 1, 2012, the beginning of the Company’s fiscal year. The pro forma combined balance sheet combines the historical consolidated balance sheet of the Company and the historical consolidated balance sheet of CSD and CSD-Related Businesses as of September 30, 2013, giving effect to the CSD Acquisition as if it had been consummated on September 30, 2013.

Preliminary Purchase Price Allocation

The purchase price has been allocated to the assets acquired and liabilities assumed for purposes of this pro forma financial information based on their estimated relative fair values. The final purchase price allocation will be determined after completion of a thorough analysis to determine the fair value of all assets acquired and liabilities assumed. Accordingly, the purchase price allocation adjustments herein are preliminary and the final acquisition accounting adjustments could differ materially from the pro forma adjustments presented herein. Any increase or decrease in the fair value of the assets acquired and liabilities assumed, as compared to the information shown herein, could also change the portion of purchase price allocable to goodwill and could impact the operating results of the Company following the acquisition due to differences in purchase price allocation, depreciation and amortization related to some of these assets and liabilities.

The purchase price was preliminarily allocated as follows:

Accounts Receivable	$25,375
Inventory	10,719
Other current assets	1,852
Property, Plant and Equipment	14,614
Intangible assets	46,200
Goodwill	17,306
Other non-current assets	24
Accounts payable	(15,208)
Other current liabilities	(4,504)
Net Assets Acquired	$96,378

Preliminary identifiable intangible assets in the pro forma financial information consist of intangibles derived from customer relationships, non-compete agreements and certain trade names. The amortization related to these amortizable identifiable intangible assets is reflected as a pro forma adjustment to the pro forma combined statement of operations using the straight-line method. Management has determined the estimated remaining useful life of these assets based on its consideration of relevant factors. A 5-year remaining useful life for the non-compete agreements has been estimated, based on the contractual term of the agreements with former shareholders of CSD. A 6-year remaining useful life for the trade names has been estimated based on the period in which the Company expects a market participant would use the name prior to rebranding and the length of time the name is expected to maintain recognition and value in the marketplace. A 10-year remaining useful life for customer relationships has been estimated based on the projected economic benefits associated with this asset. The 10-year estimated useful life represents the approximate point in the projection period in which a majority of the asset’s cash flows are expected to be realized based on assumed attrition rates. These assumptions have been developed based on discussions with former members of CSD’s management and CSD’s historical customer data. The amount that will ultimately be allocated to these assets, and the related amount of amortization, may differ materially from this preliminary allocation.

The purchase price allocation for property plant and equipment was based on a preliminary estimate of the fair value of such assets.  Depreciation expense in the pro forma combined statement of operations assumes estimated useful lives of 5-25 years.

Goodwill represents the excess of the total purchase price over the fair value of the underlying net assets. Goodwill is not amortized to earnings, but instead is reviewed for impairment at least annually, absent any indicators of impairment.

2. CSD Acquisition Historical Financial Information

The CSD Acquisition historical financial information represents the combined financial information of CSD, ST Laboratories and STX Freights as of September 31, 2013 and for the year ended September 30, 2013.

The historical consolidated statement of operations of the CSD Acquisition for the year ended September 30, 2013  was derived from (i) CSD’s consolidated financial statements for the fiscal year ended January 31, 2013, minus the unaudited results of operations for the eight months ended September 30, 2012, plus the unaudited results of operations for the eight months ended September 30, 2013, (ii) ST Laboratories’ financial statements for the fiscal year ended December 31, 2012, minus the unaudited results of operations for the nine months ended September 30, 2012, plus the unaudited results of operations for the nine months ended September 30, 2013, and (iii) STX Freight’s financial statements for the fiscal year ended December 31, 2012, minus the unaudited results of operations for the nine months ended September 30, 2012, plus the unaudited results of operations for the nine months ended September 30, 2013, each as shown in the schedule below. Certain reclassifications and other adjustments were made to these balances to conform to the Company’s presentation and accounting policies.

Chemical Specialists and Development, Inc.

	Fiscal Year Ended January 31, 2013	Eight Months Ended September 30, 2012	Eight Months Ended September 30, 2013	Reclassifications	Year Ended September 30, 2013
Sales and operating revenues	$199,073	$130,840	$130,362	$—	$198,595
Cost of sales and operating expenses	170,869	111,785	112,349	3,580	175,013
Gross Profit	28,204	19,055	18,013	(3,580)	23,582

Selling, general & administrative costs	23,890	10,446	10,510	(4,307)	19,647
Transaction related costs	—	—	—	346	346
Operating income	4,314	8,609	7,503	381	3,589

Other income	439	295	149	—	293
Interest income	—	—	—	—	—
Interest expense	—	—	—	(381)	(381)
Income before income taxes	4,753	8,904	7,652	—	3,501
Income tax expense	1,676	1,441	1,734	—	1,969
Net Income	3,077	7,463	5,918	—	1,532
Net income attributable to noncontrolling interest	(24)	(27)	(3)	—	—
Net Income attributable to Chemical Specialists and Development, Inc.	$3,053	$7,436	5,915	$—	$1,532

STX Freight Company

	Fiscal Year Ended December 31, 2013	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2013	Reclassifications	Year Ended September 30, 2013
Sales and operating revenues	$7,441	$5,562	$5,519	$—	$7,398
Cost of sales and operating expenses	5,291	3,789	4,248	(230)	5,520
Gross Profit	2,150	1,773	1,271	230	1,878

Selling, general & administrative costs	197	179	243	220	481
Transaction related costs	—	—	—	—	—
Operating income	1,953	1,594	1,028	10	1,397

Other income	1	—	1	—	2
Interest income	—	—	—	—	—
Interest expense	—	—	—	(10)	(10)
Income before income taxes	1,954	1,594	1,029	—	1,389
Income tax expense	36	39	39	—	36
Net Income	$1,918	$1,555	$990	$—	$1,353

ST Laboratories Group, LLC

	Fiscal Year Ended December 31, 2013	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2013	Reclassifications	Year Ended September 30, 2013
Sales and operating revenues	$3,224	$2,358	$2,495	$—	$3,361
Cost of sales and operating expenses	2,175	1,497	1,844	(136)	2,386
Gross Profit	1,049	861	651	136	975

Selling, general & administrative costs	621	473	479	136	763
Transaction related costs	—	—	—	—	—
Operating income	428	388	172	—	212

Other income	—	—	—	—	—
Interest income	—	—	—	—	—
Interest expense	—	—	—	—	—
Income before income taxes	428	388	172	—	212
Income tax expense	9	9	8	—	8
Net Income	$419	$379	$164	$—	$204

CSD Acquisition Combined Results of Operations for Year Ended September 30, 2013

	Chemical Specialists and Development, Inc.	STX Freight Company	ST Laboratories Group, LLC	Eliminations	CSD Acquisition
Sales and operating revenues	$198,595	$7,398	$3,361	$(7,485)	201,869
Cost of sales and operating expenses	175,013	5,520	2,386	(7,436)	175,483
Gross Profit	23,582	1,878	975	(49)	26,386

Selling, general & administrative costs	19,647	481	763	(152)	20,739
Transaction related costs	346	—	—	—	346
Operating income	3,589	1,397	212	103	5,301

Other income	293	2	—	(152)	143
Interest income	—	—	—	—	—
Interest expense	(381)	(10)	—	—	(391)
Income before income taxes	3,501	1,389	212	(49)	5,053
Income tax expense	1,969	36	8	—	2,013
Net Income	$1,532	$1,353	$204	$(49)	$3,040

3. Pro Forma Adjustments

Unaudited pro forma combined statement of operations footnotes:

(a)         To eliminate transactions between CSD and the Company.

(b)         To record expense related to the inventory fair value adjustment of $1,396 as well as the appropriate depreciation expense associated with the estimated fair value of the acquired property, plant and equipment. Additionally, includes an adjustment to lease expense in order to reflect market rates.

(c)          To remove payroll costs related to CSD’s former officers, who resigned from their positions immediately preceding the closing of the transaction pursuant to the stock purchase agreement governing the CSD Acquisition. These payroll costs will not be replaced.

(d)         To recognize amortization expense related to identified intangible assets recognized as part of the purchase price allocation (see note n below).

(e)          To remove acquisition-related costs incurred by CSD and the Company during the period.

(f)           To recognize additional interest expense reflecting borrowings of approximately $86,378 incurred by the Company in connection with the CSD Acquisition under the Company’s asset-based revolving credit facility as though they were incurred on October 1, 2012, net of the elimination of interest expense associated with CSD’s historical short-term and long-term debt, which was capitalized immediately prior to the closing of the CSD Acquisition.

(g)          To reflect tax expense resulting from the impact of the CSD Acquisition under the Company’s tax structure.

Unaudited pro forma combined balance sheet footnotes:

(h)         To reflect the use of the Company’s cash on hand to fund a portion of the acquisition and to eliminate cash at CSD excluded from the CSD Acquisition

(i)             To eliminate accounts receivable and payable balances between CSD and the Company as of September 30, 2013.

(j)            To reflect the fair value adjustment to inventory as a result of the CSD Acquisition.

(k)         To record the fair value adjustment to property, plant and equipment in connection with purchase accounting.

(l)             To eliminate CSD’s historical goodwill.

(m)     To record preliminary goodwill resulting from the CSD Acquisition.

(n)         To record identifiable intangible assets related to the CSD Acquisition net of the fair value adjustment to CSD’s historical intangible assets. The identifiable intangible assets attributable to the CSD Acquisition are comprised of the following:

			Estimated pro forma
		Estimated	amortization expense
	Estimated Fair	remaining useful	for the year ended
	Value	life (in years)	September 30, 2013
Non-Compete Agreements	$5,300	5	$1,060
Customer relationships	37,000	10	3,700
Trade names	3,900	5-6	663

Total	$46,200		$5,423

As part of these preliminary estimates, customer relationships were valued using the excess earnings approach, non-compete agreements were valued using a differential cash flow approach and trade names were valued using the relief-from-royalty method under the income approach. Amortization expense was calculated using a straight-line method.

(o)         To reflect 1) the capital contribution from CSD’s stockholders and repayment of CSD’s short-term and long-term debt both of which occurred immediately prior to the closing of the CSD Acquisition and 2) recognize additional borrowings of approximately $86,378 under the Company’s asset-based revolving credit facility incurred to fund a portion of the purchase price.

(p)         To recognize as of September 30, 2013 known transaction costs incurred by the Company and CSD related to the closing of the CSD Acquisition. The transaction fees have not been included in the accompanying unaudited pro forma combined statement of operations due to their non-recurring nature.

q)    To eliminate CSD’s historical equity balances as of September 30, 2013.